Zumiez Inc. Reports July 2012 Sales Results

Net Sales Increased 21.5% to $47.0 Million; July 2012 Comparable Store Sales Increased 7.5%

LYNNWOOD, WA -- (Marketwire - August 01, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended July 28, 2012 increased 21.5% to $47.0 million, compared to $38.7 million for the four-week period ended July 30, 2011. The Company's comparable store sales increased 7.5% for the four-week period on top of a comparable store sales increase of 4.9% in the year ago period.

The Company's second quarter (13-weeks) comparable store sales increased 9.5% on top of 7.5% in the prior year quarter (13-weeks).

To hear the Zumiez prerecorded July sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

The Company also announced that its conference call to discuss second quarter fiscal 2012 financial results and August sales will be broadcast live over the Internet on Thursday, August 30, 2012 at 5:00 p.m. Eastern Time and may be accessed at http://ir.zumiez.com. To listen to the webcast, please go to the website at least 15 minutes prior to the start time to register and download any necessary software.

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of July 28, 2012 we operated 479 stores, 457 in the United States, 17 in Canada, and 5 in Europe. In the United States and Canada we operate under the name Zumiez and in Europe we operate under the name Blue Tomato. Additionally, we operate ecommerce web sites under www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200